Exhibit 10.2

Letter Agreement dated August 31, 2015 between the Registrant and a former director

August 31, 2015

Mr. Nikolaus D. Semaca

1640 Maple Avenue #1606

Evanston, IL 60201

Re:	Consulting Agreement

Dear Nik:

The purpose of this letter agreement (this “Agreement”) is to acknowledge and set forth terms and conditions of our retention of Mr. Nikolaus D. Semaca (“Consultant”), as a consultant to Overseas Shipholding Group, Inc., a corporation incorporated under the laws of Delaware with its principal office at 1301 Avenue of the Americas, New York, New York 10019 (the “Company”) following your retirement from OSG’s Board of Directors on August 3, 2015 (the “Retirement Date”).

1. Retention as a Consultant. The Company hereby agrees to retain Consultant as an independent contractor subject to, and in accordance with, the terms and conditions hereinafter set forth, and Consultant agrees to provide services as such to the Company.

2. Duties. During the period from the Retirement Date to June 30, 2016 (the “Consulting Period”), the Company will engage you as an independent contractor to render such consulting services to the Company and its subsidiaries, OSG Bulk Ships, Inc. and OSG International, Inc., as the Chairman of the Company’s Board of Directors may request in his sole discretion; provided that the number of hours to be provided pursuant to such arrangement shall not exceed 100 in aggregate unless mutually agreed between the Chairman and the Consultant and subject to any additional compensation as may be agreed between the parties. It is mutually understood and agreed that the Company shall request only such services as may be reasonably necessary to meet its needs. Consultant shall be free to perform services for other entities during the Consulting Period.

Consultant shall provide services hereunder in a professional manner commensurate with the favorable reputation of the Company. As an independent contractor, Consultant shall have no authority to legally bind the Company or its affiliates and shall not hold himself out as having such authority. It is understood that to the extent Consultant’s service must be performed during normal business hours, the Company will upon Consultant’s request provide to Consultant, at no charge, work space, telephone, fax and computer facilities, and incidental secretarial services at the Company’s headquarters in connection with the performance of such services. To the extent that Consultant’s presence at the Company’s headquarters during such hours is not required to perform the services required hereunder, Consultant may perform such services at such times and locations as Consultant may determine, provided that Consultant shall maintain and assure the security and confidentiality of the Company’s confidential and proprietary business information and records.

August 31, 2015

3. Termination. Consultant may terminate this Agreement for any reason upon two weeks’ prior written notice to the Company. The Company may terminate this Agreement at any time, without prior notice, (i) if Consultant performs services for an oil tanker company that operates in such markets and on such scale that such company would reasonably be considered to be in competition with the Company (a “Competitor”) without the Company’s prior written approval (such approval not to be unreasonably withheld), or (ii) if Consultant communicates or discloses to unauthorized persons confidential or proprietary information with respect to the Company, its affiliates or their respective officers, directors or employees, or otherwise breaches his fiduciary duty to the Company, or breaches the terms of this Agreement or engages in fraudulent or other willful misconduct with regard to the Company. Upon termination of this Agreement, Consultant shall not be entitled to any additional fees (other than unpaid fees earned and accrued, but unpaid, prior to the date of termination).

4. Consulting Fees. During the term of this Agreement, the Company shall pay to Consultant a consulting fee (the “Consulting Fee”) in three installments, with each quarterly installment in an amount of $36,250. The Consulting Fee installments shall be paid on September 30, 2015, December 1, 2015 and March 31, 2016; provided that payment may be made in advance of such dates and the Company shall be permitted to pay each installment within 30 days after such payment date, in each case without penalty or payment of interest. Should the Company determine that the nature of the work requested of Consultant requires that such work be performed at a location other than the Company’s headquarters or at Consultant’s residence, and Consultant has agreed to travel to and perform services at such location, then reasonable business travel costs, lodging and meals incurred by the Consultant, in relation thereto, shall be reimbursed by the Company.

5. Confidential Information and Return of Property. Consultant agrees that he shall respect the confidential nature of any Confidential Information (as defined below) directly or indirectly related to his work or to the Company. All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by Consultant or otherwise, and whether obtained by Consultant during or prior to the Consulting Period) relating to the business of the Company or its affiliates (and any copies of the same) shall beand remain the property of the Company or such affiliate and shall, upon the written request of the Company, be destroyed by Consultant (who shall not keep copies or duplicates of any nature) following completion of the Consulting Period. Consultant agrees that he shall not directly or indirectly use for his own purposes or for any purposes other than those of the Company or its affiliates, any trade secrets or Confidential Information. “Confidential Information” shall mean any non-public information, including without limitation, the names or addresses or other sensitive personal or family data, terms of business and/or requirements of any employee, officer, customer, agent, counsel or supplier of the Company or its affiliates, any pricing or scheduling information, business plans or information relating to its business model, marketing and sales information, business dealings, information, management codes, invention practices and procedures and programs, financial information, designs, structures, research activity information, invention or innovation information, any of which is marked “confidential” or which you are told is confidential or which you might reasonably expect the Company or its affiliates to regard as confidential, and any information which has been given to the Company or its affiliates in confidence by its customers, suppliers or other persons.

August 31, 2015

6. Independent Contractor. Consultant’s engagement hereunder shall be as an independent contractor. Neither Consultant nor any person engaged by Consultant to perform the services required hereunder shall be an employee of the Company or entitled to any benefits available to employees of the Company or its affiliates with respect to the period of this Agreement. Neither Consultant nor any person engaged by Consultant to perform the services required hereunder shall hold himself or herself out as being an employee or agent of the Company or any of its affiliates. Consultant shall be solely responsible for any federal, state or local income or self-employment taxes arising with respect to the amounts payable hereunder. Consultant shall be responsible for providing worker’s compensation, disability and/or unemployment insurance, to the extent required by applicable law, with respect to the person or persons who provide services under this Agreement. During and after the term of this Agreement, Consultant shall indemnity, defend and hold the Company, its affiliates and their respective officers, directors, employees and stockholders harmless from all taxes, interest, penalties, fees, damages, liabilities, obligations, losses and expenses (including, but not limited to, reasonable attorney’s fees) arising from Consultant’s failure or alleged failure to make the reports and payments required hereunder.

7. Indemnification. The Company agrees to indemnify and hold harmless Consultant if and to the extent Consultant is made, or is threatened to be made, a party to or a witness in or is otherwise involved in any action, suit, claim, inquiry or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Company) and whether formal or informal (a “Proceeding”), by reason of the fact that Consultant has been engaged to provide, or is or was providing, services pursuant to this Agreement during the Consulting Period (the “Indemnified Services”) against all liability and loss suffered, and expenses (including attorneys’ fees) actually and reasonably incurred, by Consultant in connection with such Proceeding. Notwithstanding the preceding sentence, the Company shall be required to indemnify or advance expenses to Consultant in connection with a Proceeding (or part thereof) commenced by Consultant (and not by way of defense) against the Company only if the commencement of such Proceeding (or part thereof) by Consultant was authorized in the specific case by the Board of Directors, or was brought to establish or enforce a right to indemnification hereunder. The Company further agrees to promptly pay upon presentation the expenses (including attorneys’ fees) actually and reasonably incurred by Consultant if he is made, or is threatened to be made, a party to or a witness in or is otherwise involved in any Proceeding, by reason of the fact that Consultant has been engaged to provide, or is or was providing, Indemnified Services, provided, however, that such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by Consultant to repay all amounts advanced if it should be ultimately determined that by Consultant is not entitled to be indemnified hereunder or otherwise. The Company’s obligation, if any, to indemnify or to advance expenses to Consultant shall be reduced to the extent Consultant has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise payable by the Company.

August 31, 2015

8. Representations. Consultant represents and warrants to the Company that he is fully authorized to perform the services specified hereunder, and that the execution and performance of this Agreement is not in violation of any other agreement to which Consultant is a party.

9. Assignment. Neither this Agreement nor any rights hereunder may be assigned by Consultant to any other person or entity. The Company may assign this Agreement to any acquirer of all or substantially all of the assets of the Company; provided that either prior to or concurrent with the assignment of this Agreement, the Company will provide written notice to the Consultant of such assignment. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, legatees and permitted assignees of the parties.

10. Arbitration. All disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one (1) arbitrator mutually agreed to by Consultant and the Company, sitting in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If Consultant and the Company are unable to agree on a single arbitrator within 30 days of the demand by the other party for arbitration, an arbitrator shall be designated by the New York City Office of the American Arbitration Association. The determination of the arbitrator shall be final and binding. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party shall bear its own expenses of such arbitration and equally divide the forum fees and cost of the arbitrator.

11. Governing Law. This Agreement shall be governed by, and construed under and in accordance with the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

12. Withholding. The Company and its affiliates may withhold from any and all amounts payable under this Agreement such Federal, State and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

13. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations, both written and oral, relating to the provision of consulting services by Consultant to the Company. No amendments, alterations or modifications of this Agreement shall be valid unless made in writing and signed by both parties. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same force and effect as if the signature thereto and hereto were upon the same instrument.

Please indicate agreement with the terms and conditions set forth in this Agreement by signing the enclosed duplicate original of this Agreement and returning to the Company.

August 31, 2015

OVERSEAS SHIPHOLDING GROUP, INC.

By:
Name:
Title:

Agreed and Accepted

Name: